Exhibit 99.1

CTI BioPharma Reports First Quarter 2018 Financial Results

-Management to Host Conference Call/ Webcast Today at 4:30 p.m. Eastern Time-

SEATTLE, WA, May 3, 2018 - CTI BioPharma Corp. (NASDAQ:CTIC) today reported financial results for the first quarter ended March 31, 2018.

In March 2018, results from the Phase 3 PERSIST-2 clinical trial of pacritinib were published online in JAMA Oncology. The randomized, international, multicenter study compared the efficacy and safety of pacritinib at two dose levels, compared with best available therapy, which included ruxolitinib (a JAK1/JAK2 inhibitor), in patients with myelofibrosis and thrombocytopenia (defined as platelet counts ≤100 x 109/L).

Upcoming Milestones

•
In the second quarter of 2018, the interim analysis of the PAC203 study of pacritinib in patients with myelofibrosis will be conducted by an Independent Data Monitoring Committee. Full top-line data from the study is expected in the first quarter of 2019.

•	The Company expects to submit responses to the Day 120 List of Questions to the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) in May 2018.

•	Top-line results of the PIX306 Phase 3 trial of PIXUVRI in patients with aggressive B-cell or grade 3 follicular Non-Hodgkins Lymphoma are event-driven and are expected in the third quarter of 2018.

“We look forward to several important milestones over the next months, as we continue to make progress in the clinical development of pacritinib and PIXUVRI,” said Adam R. Craig, M.D., Ph.D., President and Chief Executive Officer of CTI BioPharma. “We also significantly strengthened our cash position during the first quarter of 2018, which will carry us through key clinical and regulatory milestones into 2020.”

First Quarter Financial Results
Total revenues for the first quarter ended March 31, 2018 were $10.5 million compared to $0.8 million for the same period in 2017. The increase in total revenues was primarily due to recognition of $10.0 million in milestone revenue from Teva Pharmaceutical Industries Ltd. related to the achievement of a milestone for FDA approval of TRISENOX for first line treatment of acute promyelocytic leukemia. We had no net product revenues of PIXUVRI for the first quarter of 2018 compared to $0.6 million for the same period in 2017. The decrease in net product sales for the period in 2018 compared to 2017, was primarily related to the April 2017 expansion of the PIXUVRI agreement with Servier under which they have rights in all markets except the United States.

GAAP operating loss for the first quarter of 2018 was $4.3 million compared to $19.3 million for the same period in 2017. Non-GAAP operating loss, which excludes non-cash share-based compensation expense, for the first quarter of 2018, was $3.0 million compared to $17.5 million for the same period in 2017. Non-cash share-based compensation expense for the first quarter of 2018 was $1.3 million compared to $1.8 million for the same period in 2017. The decrease in operating loss for the first quarter of 2018 was primarily due to a $10.0 million milestone revenue from Teva Pharmaceutical Industries Ltd. as well as a decrease in selling, general and administrative expenses related to personnel costs and legal fees. For information on CTI BioPharma’s use of non-GAAP operating loss and a reconciliation of such measure to GAAP operating loss, see the section below titled “Non GAAP Financial Measures.”

Net loss attributable to common stockholders for the first quarter of 2018 was $4.1 million, or ($0.08) per share, compared to $19.8 million, or ($0.71) per share, for the same period in 2017.

As of March 31, 2018, cash and cash equivalents totaled $104.6 million, compared to $43.2 million as of December 31, 2017.

Conference Call Information
CTI BioPharma management will host a conference call to review its first quarter 2018 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PT / 4:30 p.m. ET. Participants can access the call at 1-866-548-4713 (domestic) or +1 323-794-2093 (international). To access the live audio webcast or the subsequent archived recording, visit www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 9956153. The telephone replay will be available until Thursday, May 10, 2018.

About CTI BioPharma Corp.
CTI BioPharma Corp. is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington.

Non-GAAP Financial Measures
CTI BioPharma has provided in this press release the historical non-GAAP financial measure of operating loss, excluding non-cash share-based compensation expense, for the first quarter ended March 31, 2018 and 2017. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI BioPharma’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation expense can enhance management’s and investors’ comparison of CTI BioPharma’s operating results over different periods of time as compared to the operating results of other companies.

CTI BioPharma’s use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that CTI BioPharma’s reported non-GAAP operating loss in 2018 results in the exclusion of a recurring expense, since CTI BioPharma expects that share-based compensation will continue to be a significant recurring expense in CTI BioPharma’s business. A second limitation is that CTI BioPharma’s methodology for calculating non-GAAP operating loss, which only excludes the component of share-based compensation, may differ from the methodology CTI BioPharma’s peer companies utilize to the extent they report non-GAAP operating income or similarly titled measures. Accordingly, CTI BioPharma’s non-GAAP operating loss may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI BioPharma’s non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact, and include statements regarding our expectations regarding the sufficiency of our cash to carry us through key clinical and regulatory milestones into 2020, the timing of and results from clinical trials and pre-clinical development activities, including those related to pacritinib, PIXUVRI and our other product candidates, the plans of our collaboration partners, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of pacritinib, PIXUVRI and our other product candidates, the anticipated timing of IND and other regulatory submissions , the efficacy of our clinical trial designs, our ability to successfully develop and achieve milestones in the pacritinib, PIXUVRI and other development programs, the anticipated benefits of pacritinib and PIXVURI, the design of our clinical trials and anticipated enrollment, and the progress and potential of our other ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to advance our pipeline may not be successful; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.
“CTI BioPharma,” the CTI BioPharma logo and “PIXUVRI” are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

# # #

CTI BioPharma Investor Contacts:
Tricia Truehart
+1 646 378 2953
ttruehart@troutgroup.com

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Product sales, net	$—	$626
License and contract revenue	10,477	128
Total revenues	10,477	754
Operating costs and expenses:
Cost of product sold	90	133
Research and development	9,685	9,253
Selling, general and administrative	5,409	10,688
Other operating income	(371)	—
Total operating costs and expenses, net	14,813	20,074
Loss from operations	(4,336)	(19,320)
Non-operating income (expense):
Interest expense	(288)	(534)
Amortization of debt discount and issuance costs	(134)	(38)
Foreign exchange gain (loss)	723	(43)
Net loss before noncontrolling interest	(4,035)	(19,935)
Noncontrolling interest	14	107
Net loss	(4,021)	(19,828)
Deemed dividends on preferred stock	(80)	—
Net loss attributable to common stockholders	$(4,101)	$(19,828)
Basic and diluted net loss per common share	$(0.08)	$(0.71)
Shares used in calculation of basic and diluted net loss per common share:	50,312	28,045

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31,	December 31,
	2018	2017
Cash, cash equivalents and restricted cash	$104,633	$43,218
Working capital	87,515	27,666
Total assets	115,722	54,886
Current portion of long-term debt	1,258	444
Long-term debt, less current portion	12,880	13,575
Total stockholders' equity	77,047	16,090

Non-GAAP Reconciliations (In thousands) (unaudited)

	Three Months Ended March 31,
	2018	2017
As reported - loss from operations (GAAP)	$(4,336)	$(19,320)
As reported - share-based compensation expense (GAAP)	1,336	1,799
As adjusted - loss from operations (Non-GAAP)	$(3,000)	$(17,521)